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                                                                   Exhibit 10.06

[DIAMOND LOGO]

November 24,2003

To: Diamond Board Members
From: Jack Gilbert

The following material details a proposal to establish a long-term incentive program for Diamond's top management. The concept and most details of this plan were developed over this past year by Bill Allewelt, with my consultation. However, the final product offered for your consideration reflects inputs from members of the Board's Compensation Committee and Mike Mendes.

The objectives of this plan are threefold. First, to round out the existing incentive programs that focus on single year performance and profitability by adding another that rewards consistency of profitability over a four-year span. Second, to make the rewards dependent upon the combined profitability of both the Diamond pool and the Diamond Nut Company. And third, to weight more of total management compensation to the potential from incentives.

Following are the fundamental principles of this proposal:

     - The plan is exclusively profit sharing, rewarding profit performance only when earned over successive four-year periods.

     - For a bonus to be earned in any given year, the Diamond pool return to growers for that year must average at least a one-cent margin over the published independent field price.

     - For a bonus to be paid after each four-year period, the Diamond pool return to growers for the fourth year of that period must average at least a one-cent margin over the published independent field price.

          To determine the amount of bonus award earned each year, the after tax profit (or loss) of the Diamond Nut Company will be added to (or subtracted from) the dollar amount of the margin on the corresponding Diamond pool return, so that the bonus qualifying margin in cents per pound will be computed from this aggregated total; PROVIDED, HOWEVER, THAT IF THE DIAMOND NUT COMPANY RECORDS A LOSS SOLELY BECAUSE OF EXPENSING EXTRAORDINARY AND NONRECURRING MARKETING EXPENSES, THE BOARD MAY AUTHORIZE A BONUS COMPUTATION AND PAYMENT BASED UPON ONLY THAT YEAR'S MARGIN ON THE DIAMOND POOL.

     - This plan will apply only to the CEO and key management personnel nominated by the CEO, subject to annual approval of participants by the Board of Directors.

     - The maximum four-year bonus potential for the CEO will be 100% of base compensation, the next senior officer, 50%, and all others 25%.

     - To be eligible to receive a bonus under this plan, an individual must be in the employment of Diamond at the time bonus payments are distributed, or to have retired within the past year.

     - This plan will initiate with the 2002 pool year, with the preceding three years receiving zero credit
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PROPOSED SCHEDULE FOR EARNING ANNUAL BONUS AWARDS
(Shown As Percentages of Base Salary)

A pool margin of at least one cent and up to two cents when aggregated with the Diamond Nut Company profitability=5%
An aggregated margin of at least two cents and up to three cents=10%
An aggregated margin of at least three cents and up to four cents=15%
An aggregated margin of at least four cents and up to five cents=20%
And aggregated margin of at least five cents=25%

Following is an example of how the bonus would be calculated for the CEO based upon the proposal for Pool Year 2002 and hypothetical assumptions thereafter. Calculations for other participants would be at either one-half or one-quarter of these percentages.

Years 1,2,3-0, Year 4, 5.2 cents (25%); Year 5, a loss (0); year 6, 2.3 cents (10%); year 7, 4.5 cents (20%); year 8, 5.2 cents (25%); year 9, a loss (0);
year 10, 2.1 cents (10%); year 11, 5.8 cents; year 12, 5.1 cents (25%).

Year 4    0+0+0+25= 25% of base salary bonus earned
Year 5    0+0+25+0=0
Year 6    0+25+0+10-35%
Year 7    25+0+10+20=55%
Year 8    0+10+20+25=55%
Year 9    10+20+25+0=0
Year 10   20+25+0+10-55%
Year 11   25+0+10+25=55%
Year 12   0+10+25+25=60%

On the basis of current year compensation of the management group prospective for this program, the maximum bonus payable to all participants would approximate $800,000. To accomplish this, the aggregated margin of the Diamond pool and the after tax profit of the Diamond Nut Company would have to equate to the equivalent of at least five cents per pound of member walnuts (or approximately $15,000,000 total margins) for each of four consecutive years.

The Compensation Committee joins me in recommending your approval of this Incentive plan. It will be brought up for your consideration and action at the executive session following close of our regular meeting on Tuesday, November 25.

/S/ JOHN J. GILBERT        12-02-03
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JOHN J. GILBERT              DATE


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